Evans Bancorp Reports 10.6% Increase in

Third Quarter 2007 Earnings per Share

•	Net income increases 10.4% to $1.42 million; diluted earnings per share increases $0.05 to $0.52

•	Net operating income improves 16.7%; diluted net operating earnings per share advances 18.2%

•	Net interest income grows 13.7% with 72 basis point improvement in net interest margin to 4.30%

•	Net loans increase 6.5% from December 31, 2006 driven by direct finance leases

•	Non-interest income up 8.9% on strong insurance fee revenue

ANGOLA, NY, October 31, 2007 – Evans Bancorp, Inc. (NASDAQ: EVBN), a community bank holding company serving the Western New York market, today reported its results of operations for the third quarter ended September 30, 2007.

Net income for the third quarter of 2007 was $1.42 million, or $0.52 per diluted share, compared with net income of $1.28 million, or $0.47 per diluted share, in the third quarter of 2006. Driving earnings growth in the quarter was a larger loan base generating a higher yield and lower interest expense, a result of the balance sheet restructuring the Company undertook in the second quarter of this year. This, combined with an 8.9% increase in non-interest income, more than offset a 12.7% increase in non-interest expense. Return on average equity was 13.45% for the quarter compared with 13.55% in last year’s third quarter.

David J. Nasca, President and CEO, of Evans Bancorp, commented, “We had a strong quarter that begins to demonstrate the effect of executing our financial strategy and focusing on relationship-based community banking. Net loans have grown 6.5% since the end of last year and are up almost 2% from the end of the second quarter with the largest increases coming from the higher yielding direct lease portfolio. Importantly, our strategy to improve our cost of funds is beginning to take hold. We have effectively improved our core deposit base by growing demand deposits by 7.6% and 4.3% from the end of 2006 and the second quarter, respectively, while reducing higher cost municipal deposits by 42%, or $19.2 million.”

Supplemental Non-GAAP Disclosure

In accordance with U.S. generally accepted accounting principles (“GAAP”), included in the computation of net income for the three and nine month periods ended September 30, 2007, and the three and nine month periods ended September 30, 2006, are gains and losses on the sale of securities. As a result of the Company’s restructuring of the balance sheet in the second quarter of 2007, management considers these items to be non-operating in nature and is therefore presenting supplemental reporting of its results on a “net operating” basis. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. Specifically, the Company provides measures based on “net operating earnings,” which excludes transactions and other revenue and expenses that are not reflective of ongoing operations or not expected to recur. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies.

When adjusted for what management considers to be “non-operating” items, “net operating” income for the third quarter of 2007 improved 16.7%, or $0.20 million, from $1.21 million during last year’s third quarter, and diluted operating earnings per share increased $0.08, or 18.2%, to $0.52 per share. (See the reconciliation of net operating income and diluted net operating earnings per share to net income and diluted earnings per share following in Table 1.)

Reconciliation of GAAP Net Income to Net Operating Income

TABLE 1

	Three months ended			Nine months ended
	September 30			September 30
	2007	2006	Inc	2007	2006	Inc
(in thousands, except per share)
GAAP Net Income	$1,415	$1,282		$2,563	$3,759
(Gain) loss on sale of securities*	(1)	(70)		1,413	(70)
Net operating income	$1,414	$1,212	16.7%	$3,976	$3,689	7.8%
GAAP diluted earnings per share	$0.52	$0.47		$0.94	$1.38
(Gain) loss on sale of securities*	—	(0.03)		0.52	(0.03)
Diluted net operating earnings per share	$0.52	$0.44	18.2%	$1.46	$1.35	8.2%

* After any tax-related effect

Allowance for Loan Loss and Asset Quality

The allowance for loan and lease losses to total loans was 1.25%, while the coverage ratio for non-performing loans and leases was 545.6% at the end of the quarter. Nonperforming loans and leases to total loans and leases remained relatively unchanged at 0.23% at September 30, 2007, compared with 0.24% during last year’s quarter. Net charge-offs to average total loans was 0.41% compared with 0.33% for the 2006 third quarter and 0.50% in the second quarter of this year.

Gary A. Kajtoch, Senior Vice President and Chief Financial Officer of Evans Bancorp, noted, “We have a long history of a strong credit culture and are not impacted by the issues that many banks currently have to address regarding lower quality loans and foreclosures. One of the key values of being a community bank is that we know our customers and our market very well, which lends to a more in-depth understanding of credit risk and reward.”

Net Interest Income

Net interest income during the third quarter of 2007 increased to $4.24 million, up $0.51 million, or 13.7%, from $3.73 million in the third quarter of 2006. Total interest income for the third quarter of 2007 was $7.09 million, up $0.27 million, or 3.9%, from the same period last year, primarily due to a $0.71 million increase in loan interest income. Loan interest income growth was partially offset by a $0.60 million decline in interest income from a reduced securities portfolio. The yield on average earning assets was up 64 basis points to 7.19%. In addition, interest expense decreased $0.24 million, or 7.9%, to $2.86 million from $3.10 million in the third quarter of last year as a result of a decline in high cost municipal funds.

The Company’s net interest margin for the quarter was 4.30%, up 72 basis points from last year’s third quarter net interest margin of 3.58%, and improved 33 basis points from the second quarter of 2007. Higher interest free funds and asset rebalancing to higher yielding loans contributed to the improvement.

Net interest income after the provision for loan and lease losses was $3.96 million in the third quarter of 2007, up $0.54 million, or 15.5%, from $3.42 million in the same period of 2006. The provision for loan and lease losses declined 7.2% to $283 thousand reflecting upgrades in a number of criticized loans.

Loan Growth

Net loans increased 10.4% to $303.8 million from $275.3 million at September 30, 2006, and were up 1.8% from $298.5 at the end of the trailing quarter.

Commercial loans and leases grew $21.8 million, or 11.3% and $1.8 million, or 0.8%, from September 30, 2006 and June 30, 2007, respectively. Driving commercial loan growth from the year-ago quarter was a $13.9 million increase in direct financing leases which now comprises 13.5% of the loan portfolio. Direct financing leases were up $4.5 million from the second quarter this year, more than offsetting decreases in commercial installment loans and commercial lines of credit. Commercial loans and leases comprise approximately 70% of the total loan portfolio.

Consumer loans increased $6.7 million, or 7.9%, and $3.5 million, or 4.0%, when compared with September 2006 and June 2007, respectively. Real estate loans accounted for most of the increases. At September 30, 2007, the Bank had a loan servicing portfolio with a principal balance of $28.0 million, upon which it earns servicing fees. The servicing portfolio was down from $28.2 million and $28.4 million at the end of September 2006 and June 2007, respectively. The Company sells certain mortgages to the Federal National Mortgage Association as a way to manage interest rate risk. The service rights on those loans are maintained and service fees are recognized in non-interest income.

Deposits

Total deposits declined 3.3% to $347.2 million when compared with the third quarter last year and 2.4% compared with the December 31, 2006 balance of $355.7 million. Sequentially, deposits declined 6.9% when compared with deposits at June 2007. Increased low cost deposits helped to offset the planned decline in higher cost municipal and time deposits as part of the Company’s de-leveraging strategy.

Non-interest Income

Non-interest income, which represents about 40% of total revenue, increased 8.9% to $2.88 million from $2.65 million in last year’s third quarter and reflects strong insurance service and fee income growth. Insurance service and fee income increased $223 thousand, or 15.3%, reflecting new account activity and renewals. Approximately $65 thousand, or 29% of the increase, was related to an acquisition made in the third quarter this year. Deposit service charges were also up $63 thousand, or 11.8% over the year ago quarter.

Non-interest Expense

Non-interest expense for the third quarter of 2007 increased 12.7% to $4.86 million from $4.32 million in the third quarter of 2006, due primarily to personnel and occupancy expenses associated with the Company’s newest branch office, which opened in Tonawanda, New York in December 2006. The Company has also incurred higher professional service fees as management has engaged consultants to aid in analyzing the bank’s distribution network and has engaged recruiters to support the Company’s effort to build an assertive, experienced leadership team.

The efficiency ratio for the third quarter of 2007 was 65.92%, a 77 basis point improvement when compared with the efficiency ratio of 66.69% in last year’s third quarter.

Nine- Month Review

For the nine months ended September 30, 2007, net income was $2.56 million, or $0.94 per diluted share, down from $3.76 million, or $1.38 per diluted share, in the year earlier period. The decrease was the result of the loss on the sale of securities in the second quarter for balance sheet restructuring. The return on average equity was 8.36% and 13.41% for the nine- month periods ended September 30, 2007 and 2006, respectively.

For the nine-month period, net operating income was $3.98 million, 7.8% above $3.69 million for the same period in 2006, and diluted net operating earnings per share was $1.46 compared with $1.35 last year, an 8.2% increase.

Net interest income for the nine-month period ended September 30, 2007, was $12.3 million, an increase of $1.3 million over the same period in 2006. This was primarily driven by the same factors discussed in the review of the third quarter results: growth in the Bank’s commercial loan portfolio, particularly its leasing portfolio, and increased demand deposits. There has also been a benefit to net interest income from the de-leveraging of lower earning investment securities and high-cost borrowings.

Net interest margin for the first nine months of 2007 was 3.95% compared with 3.52% for the same period in 2006.

The provision for loan and lease losses increased for the nine-month period from $815 thousand in 2006 to $943 thousand in 2007. The increase was a result of continued commercial loan growth, particularly the Bank’s expanding direct financing lease portfolio through Evans National Leasing, which tends to have a higher credit risk than consumer loans and commercial loans collateralized by real estate.

Non-interest income was $6.3 million for the nine-month period ended September 30, 2007, a decrease of $2.0 million from the same period of 2006. The decline was due to the loss of $2.3 million realized on the sale of securities in June 2007. Insurance fee revenue was up $0.1 million for the nine-month period ended September 30, 2007, compared with the same period in 2006. There were also increases in deposit service charges of $107 thousand for the year-to-date period and bank-owned life insurance income of $103 thousand.

Capital Management and Liquidity

The Bank consistently maintains regulatory capital ratios at, or above, federal “well capitalized” standards. Equity as a percentage of assets was 9.3% at September 30, 2007, up from 8.8% at June 30, 2007, and 8.3% at December 31, 2006. Book value per outstanding common share was $15.24 at September 30, 2007, compared with $14.94 at June 30, 2007, and $14.46 at December 31, 2006.

On August 21, 2007, the Company increased its semi-annual cash dividend to $0.37 per share on its outstanding common stock, which was an increase of 8.8% from the previous $0.34 rate. In addition, the Board authorized the Company to repurchase up to 100,000 shares, or approximately 3.6% of its outstanding common stock, over the next two years.

During the quarter, the Company repurchased 2,100 shares of common stock at an average price of $19.12. Through the first nine months of 2007, Evans Bancorp has repurchased 11,460 shares at an average price of $20.14.

Outlook

Mr. Nasca concluded, “Growing our loan portfolio with quality credits is one important piece of our strategy for growth. We are emphasizing strong execution skills and accountability as we endeavor to transform the Company into a high-performing institution. With new leadership in key positions, we are committed to challenging the status quo and taking advantage of future opportunities in the Western New York banking market.”

Investor Webcast
David J. Nasca and Gary A. Kajtoch will present the Company’s financial results, strategy and outlook at the Western New York Investors Conference on Tuesday, November 6, 2007, at the Rochester Marriott Airport Hotel in Rochester, New York.

Evans Bancorp’s presentation is scheduled to begin at approximately 2:45 p.m. A live webcast of the presentation, along with presentation materials, will be available at the Company’s website at www.evansbancorp.com. The webcast link will also be available on the conference website at www.wnyinvest.org.

If you are unable to listen to the live presentation, an archive will be made available on the Company’s website for 60 days.

About Evans Bancorp, Inc.
Evans Bancorp, Inc., a registered financial holding company under the Bank Holding Company Act of 1956, is the parent company of Evans National Bank, a commercial bank with $452 million in assets and $347 million in deposits at September 30, 2007. The Bank has 11 branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company with customers throughout the U.S. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates Inc., a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds. More information on Evans Bancorp, Inc and Evans National Bank can be found at: www.evansbancorp.com and www.evansnationalonline.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

SCHEDULES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(In thousands except share and per share data)

	Three Months Ended
	September 30,
	2007	2006
Performance ratios, annualized
Return on average total assets	1.27%	1.10%
Return on average stockholders’ equity	13.45%	13.55%
Common dividend payout ratio (TTM)	52.23%	37.97%
Efficiency ratio	65.92%	66.69%
Yield on average earning assets	7.19%	6.55%
Cost of interest-bearing liabilities	3.59%	3.50%
Net interest rate spread	3.60%	3.05%
Contribution of interest-free funds	0.70%	0.53%
Net interest margin	4.30%	3.58%
Asset quality data
Past due over 90 days and accruing	$3	$81
Nonaccrual loans	$701	$596
Total non-performing loans	$704	$677
Other real estate owned (ORE)	—	$40
Total non-performing assets	$704	$717
Net loan charge-offs	$308	$229
Net charge-offs to average total loans	0.41%	0.33%
Asset quality ratios
Non-performing loans to total loans and leases	0.23%	0.24%
Non-performing assets to total assets	0.16%	0.15%
Allowance for loan and lease losses to total loans and leases	1.25%	1.32%
Allowance for loan and lease losses to non- performing loans and leases	545.60%	543.57%
Capital ratios
Average common equity to average total assets	9.47%	8.10%
Leverage ratio	9.49%	8.52%
Tier 1 risk-based capital ratio	12.57%	12.90%
Risk-based capital ratio	13.75%	14.10%
Book value per share*	$15.24	$14.23
Common shares outstanding
Average-diluted*	2,746,956	2,727,307
Period end basic*	2,745,575	2,722,401

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

                                                                                                                September 30,                  December 31,
                                                                                                                    2007                           2006            Change

   ASSETS

Cash and due from banks                                                                                               $14,213                        $11,710       21.4%

Interest-bearing deposits at other banks                                                                                      561                            882   -36.4

Securities:

                       Available for sale, at fair value                                                               93,147                        133,519       -30.2

                       Held to maturity, at amortized cost                                                              2,350                          4,211       -44.2

Loans and leases, net of allowance for loan and lease losses of $3,841

                       in 2007 and $3,739 in 2006                                                                     303,778                        285,367        6.5

Properties and equipment, net                                                                                           8,404                          8,743        -3.9

Goodwill                                                                                                               10,006                         10,003        0.0

Intangible assets                                                                                                       2,678                          2,298        16.5

Bank-owned life insurance                                                                                              10,608                         10,140        4.6

Other assets                                                                                                            6,415                          7,021        -8.6
                                                                                                            -----------------             ------------------

TOTAL ASSETS                                                                                                         $452,160                       $473,894       -4.6%
                                                                                                            =================             ==================

   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Deposits:

                       Demand                                                                                         $77,642                        $72,125        7.6%

                       NOW                                                                                             11,670                         11,253        3.7

                       Regular savings                                                                                 90,764                         85,084        6.7

                       Muni-vest                                                                                       25,952                         31,240       -16.9

                       Time                                                                                           141,188                        156,047        -9.5
                                                                                                            -----------------             ------------------

                       Total deposits                                                                                 347,216                        355,749        -2.4

Securities sold under agreement to repurchase                                                                           6,088                          8,954       -32.0

Other short-term borrowings                                                                                            12,900                         24,753       -47.9

Other liabilities                                                                                                       9,453                          9,089        4.0

Junior subordinated debentures                                                                                         11,330                         11,330        0.0

Long-term borrowings                                                                                                   22,312                         24,476        -8.8

Dividend payable                                                                                                        1,016                                  -    0.0
                                                                                                            -----------------             ----------------------

                       Total liabilities                                                                              410,315                        434,351        -5.5
                                                                                                            -----------------             ------------------

CONTINGENT LIABILITIES AND COMMITMENTS

STOCKHOLDERS' EQUITY:

Common stock, $.50 par value; 10,000,000 shares authorized;

                       2,753,321 and 2,745,338  shares issued, respectively, and

                       2,745,575 and 2,733,056 shares outstanding, respectively                                         1,377                          1,373        0.3

Capital surplus                                                                                                        26,320                         26,160        0.6

Retained earnings                                                                                                      14,814                         14,196        4.4

Accumulated other comprehensive loss, net of tax                                                                         (517)                        (1,917)      -73.0

Less: Treasury stock, at cost (7,746 and 12,282 shares, respectively)                                                    (149)                          (269)      -44.6
                                                                                                            -----------------             ------------------

                       Total stockholders' equity                                                                      41,845                         39,543        5.8
                                                                                                            -----------------             ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                                           $452,160                       $473,894       -4.6%
                                                                                                            =================             ==================

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands except share and per share data)

	Three Months Ended September 30,
	2007	2006	Change
INTEREST INCOME
Loans and leases	$6,036	$5,323	13.4%
Interest bearing deposits at banks	156	5	3020.0
Securities:
Taxable	501	1,030	-51.4
Non-taxable	401	470	-14.7

Total interest income	7,094	6,828	3.9
INTEREST EXPENSE
Deposits	2,395	2,408	-0.5
Other borrowings	235	469	-49.9
Junior subordinated debentures	226	223	1.3

Total interest expense	2,856	3,100	-7.9

NET INTEREST INCOME	4,238	3,728	13.7
PROVISION FOR LOAN AND LEASE LOSSES	283	305	-7.2

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	3,955	3,423	15.5

NON-INTEREST INCOME:
Bank charges	596	533	11.8
Insurance service and fees	1,683	1,460	15.3
Net gain on sales of securities	1	114	-99.1
Premium on loans sold	2	2	0.0
Bank-owned life insurance	151	132	14.4
Other	448	405	10.6

Total non-interest income	2,881	2,646	8.9

NON-INTEREST EXPENSE:
Salaries and employee benefits	2,718	2,403	13.1
Occupancy	587	496	18.3
Supplies	76	48	58.3
Repairs and maintenance	163	140	16.4
Advertising and public relations	68	82	-17.1
Professional services	240	207	15.9
Amortization of intangibles	170	141	20.6
Other insurance	93	79	17.7
Other	747	720	3.8

Total non-interest expense	4,862	4,316	12.7

INCOME BEFORE INCOME TAXES	1,974	1,753	12.6

INCOME TAX PROVISION	559	471	18.7

NET INCOME	$1,415	$1,282	10.4%

Net income per common share-basic	$0.52	$0.47	10.6%

Net income per common share-diluted	$0.52	$0.47	10.6%

Cash dividends per common share	$0.37	$0.34	8.8%

Weighted average number of common shares	2,746,651	2,724,940

Weighted average number of diluted shares	2,746,956	2,727,307

EVANS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except share and per share data)

	Nine Months Ended September 30,
	2007	2006	Change
INTEREST INCOME
Loans and leases	$17,730	$14,890	19.1%
Interest bearing deposits at banks	253	35	622.9
Securities:
Taxable	2,374	3,209	-26.0
Non-taxable	1,279	1,427	-10.4

Total interest income	21,636	19,561	10.6
INTEREST EXPENSE
Deposits	7,768	6,429	20.8
Other borrowings	898	1,509	-40.5
Junior subordinated debentures	667	621	7.4

Total interest expense	9,333	8,559	9.0

NET INTEREST INCOME	12,303	11,002	11.8
PROVISION FOR LOAN AND LEASE LOSSES	943	815	15.7

NET INTEREST INCOME AFTER
PROVISION FOR LOAN AND LEASE LOSSES	11,360	10,187	11.5

NON-INTEREST INCOME:
Bank charges	1,615	1,508	7.1
Insurance service and fees	5,235	5,147	1.7
Net (loss) gain on sales of securities	(2,302)	114	-2119.3
Premium on loans sold	7	6	16.7
Bank-owned life insurance	468	365	28.2
Other	1,291	1,141	13.1

Total non-interest income	6,314	8,281	-23.8

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,007	7,344	9.0
Occupancy	1,715	1,529	12.2
Supplies	227	216	5.1
Repairs and maintenance	442	411	7.5
Advertising and public relations	288	343	-16.0
Professional services	765	602	27.1
Amortization of intangibles	456	406	12.3
Other insurance	273	256	6.6
Other	2,333	2,179	7.1

Total non-interest expense	14,506	13,286	9.2

INCOME BEFORE INCOME TAXES	3,168	5,182	-38.9

INCOME TAXES	605	1,423	-57.5

NET INCOME	$2,563	$3,759	-31.8%

Net income per common share-basic	$0.94	$1.38	-31.9%

Net income per common share-diluted	$0.94	$1.38	-31.9%

Cash dividends per common share	$0.71	$0.68	4.4%

Weighted average number of common shares	2,740,406	2,724,207

Weighted average number of diluted shares	2,741,111	2,726,486

EVANS BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS AND ANNUALIZED RATES
(Unaudited)
(In thousands except share and per share data)

	Three Months Ended			Three Months Ended
	September 30, 2007			September 30, 2006
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(dollars in thousands)			(dollars in thousands)
ASSETS
Interest-earning assets:
Loans and leases, net	$299,932	$6,036	8.05%	$272,492	$5,323	7.81%
Taxable securities	45,402	501	4.41%	100,440	1,030	4.10%
Tax-exempt securities	37,801	401	4.24%	43,570	470	4.31%
Federal funds sold	11,302	156	5.52%	514	5	3.89%

Total interest-earning assets	394,437	7,094	7.19%	417,016	6,828	6.55%

Non interest-earning assets:

Cash and due from banks	11,893			12,584
Premises and equipment, net	8,551			8,172
Other assets	29,639			29,645

Total Assets	$444,520			$467,417

LIABILITIES & STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
NOW	$10,377	$7	0.27%	$11,952	$6	0.20%
Regular savings	88,701	277	1.25%	89,868	272	1.21%
Muni-Vest savings	28,059	291	4.15%	34,293	385	4.49%
Time deposits	148,808	1,821	4.89%	152,207	1,745	4.59%
Other borrowed funds	24,835	222	3.58%	45,680	452	3.96%
Junior subordinated debentures	11,330	226	7.98%	11,330	223	7.87%
Securities sold U/A to repurchase	6,193	12	0.78%	8,564	17	0.79%

Total interest-bearing liabilities	318,303	$2,856	3.59%	353,894	$3,100	3.50%

Noninterest-bearing liabilities:
Demand deposits	74,973			66,430
Other	9,169			9,255

Total liabilities	$402,445			$429,579

Stockholders’ equity	42,075			37,838

Total Liabilities and Equity	$444,520			$467,417

Net interest earnings		$4,238			$3,728

Net yield on interest earning assets			4.30%			3.58%

Interest rate spread			3.60%			3.05%